DENTSPLY INTERNATIONAL INC.
                                   EXHIBIT 11
                     COMPUTATION OF EARNINGS PER COMMON SHARE




Earnings per common share:
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                                Three Months Ended      Six Months Ended
                                     June 30,               June 30,
                                ------------------    -------------------
                                  1995      1996        1995       1996
                                --------  --------    --------   --------
                                  (in thousands, except per share data)

Weighted average common
 shares outstanding               26,875   26,958      27,049    26,955



Net income                      $ 13,237  $17,770     $26,209   $32,757





Earnings per common share          $.49      $.66        $.97     $1.22






















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